Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 17, 2010, in the Registration Statement (Form F-1) and related Prospectus of E-Commerce China Dangdang Inc. for the registration of its common shares.
/s/ Ernst & Young Hua Ming
Beijing, People’s Republic of China
November 17, 2010